Exhibit 3.1

AMENDMENT TO THE RESTATED

CERTIFICATE OF INCORPORATION OF

CHOICE HOTELS INTERNATIONAL, INC.

Choice Hotels International, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 1980.

SECOND: The Certificate of Incorporation of the Corporation, as amended and restated on October 15, 1997 (the “Restated Certificate of Incorporation”), shall be amended as follows:

Article 7 shall be amended and restated to read as follows:

“7.

A. Subject to the rights of any holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than 3 nor more than 12 directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board. The directors shall be and are divided into classes, with the terms of the classes elected at the annual meetings of stockholders held in 2011, 2012 and 2013, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the third annual meeting of stockholders held after the 2013 annual meeting of stockholders. Notwithstanding the preceding sentence, but subject to the rights of the holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, each director elected by the stockholders after the 2013 annual meeting of stockholders shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election.

B. Subject to the rights of any holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any additional director elected to fill a vacancy resulting from an increase in the authorized number of directors shall hold office for a term expiring at the next annual meeting of stockholders held after their election as directors. A decrease in the authorized number of directors shall in no case shorten the term of any incumbent director.

C. The election of directors need not be by written ballot unless the Bylaws shall so provide.

D. Subject to the rights of the holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, (i) until the third annual meeting of stockholders following the 2013 annual meeting, directors shall be removable only for cause, (ii) from and after the third annual meeting of stockholders following the 2013 annual meeting, directors shall be removable either with or without cause, and (iii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

E. Notwithstanding the foregoing, whenever the holders of any one or more class or series of capital stock shall have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article 7, Section A, unless expressly provided by such terms.”

All other provisions of the Restated Certificate of Incorporation shall remain in effect.

THIRD: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was adopted and approved by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was adopted and approved by the holders of the requisite number of shares of the Corporation in accordance with applicable requirements of Sections 242 of the General Corporation Law of the State of Delaware.

FIFTH: This amendment to the Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this amendment to the Restated Certificate of Incorporation to be signed by its Senior Vice President, General Counsel and Secretary this 30th day of April, 2013.

By:	/s/ Simone Wu
Simone Wu Senior Vice President, General Counsel and Secretary